Exhibit 5.1

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                  May 18, 2007


Carrollton Bancorp
344 North Charles Street, Suite 300
Baltimore, Maryland 21201

           Re: Carrollton Bancorp, a Maryland bank holding company (the "Company") - Registration Statement on Form S-8 pertaining to Five Hundred Thousand (500,000) Shares (the "Shares") of common stock, par value $1.00 per share ("Common Stock") pursuant to the Carrollton Bancorp 2007 Equity Plan (the "Plan")
                      ----------------------------------------------------------

Ladies and Gentlemen:

           We have acted as counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on a registration statement Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the "Commission") on or about May 18, 2007, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

           In our capacity as counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

           a. the corporate charter of the Company (the "Charter") represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on January 11, 1990, Articles of Share Exchange between The Carrollton Bank of Maryland and Carrollton Bancorp filed with the Department on May 21, 1990, and Articles of Amendment filed with the Department on May 13, 1999;

           b. the Bylaws of the Company, as adopted on January 11, 1990 (the "Bylaws");

           c. the Organization Meeting of the Board of Directors of the Company, dated as of January 11, 1990 (the "Organizational Resolutions");

           d. the resolutions adopted by the Board of Directors of the Company on March 29, 2007 (the "Directors' Resolutions");

           e.         the Plan;


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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Carrollton Bancorp
May 18, 2007
Page 2


           f.         the Registration Statement;

           g. a Certificate of Officers of the Company, of even date herewith, executed by Robert A. Altieri, the President and Chief Executive Officer of the Company, and James M. Uveges, the Senior Vice President and Chief Financial Officer of the Company, to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Resolutions, the Directors' Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date hereof;

           h. a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

           i. such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

           In reaching the opinions set forth below, we have assumed the following:

           i.         each  person   executing  any   instrument,   document  or
                      agreement on behalf of any party (other than the Company) is duly authorized to do so;

           ii. each natural person executing any instrument, document or agreement is legally competent to do so;

           iii. any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

           iv. upon issuance of the Shares, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of Shares, will not exceed the total number of shares of Common Stock of the Company that the Company is authorized to issue under its Charter; and


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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Carrollton Bancorp
May 18, 2007
Page 3


           v. none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL"), in violation of Section 3-602 of the MGCL.

           Based  on  the  foregoing,   and  subject  to  the   assumptions  and
qualifications set forth herein, it is our opinion that, as of the date of this letter:

           1) The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland.

           2) The Shares have been generally authorized and reserved for issuance pursuant to the Plan and if, as and when the Shares are issued either as stock awards or upon the exercise of options duly authorized by the Board of Directors, or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

           The foregoing opinion is limited to the corporate laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

           This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

           We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP